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                                    EXHIBIT 8.1


                              [BAIRD HOLM LETTERHEAD]

                               _______________, 1999


Spectrum Bancorporation, Inc.      Spectrum Capital Trust I
10834 Old Mill Road, Suite One     c/o Spectrum Bancorporation, Inc.
Omaha, Nebraska 68154-2648         10834 Old Mill Road, Suite One
                                   Omaha, Nebraska 68154-2648

Re: Opinion of Counsel Related to the Material Federal Income Tax Consequences of the Purchase and Ownership of Preferred Securities Issued by Spectrum Capital Trust I

Ladies and Gentlemen:

We have acted as counsel to Spectrum Bancorporation, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Form S-1 Registration Statement, dated on or about __________, 1999 (the "Registration Statement"). The Registration Statement relates to the offer for sale of up to 2,000,000 ___% Cumulative Preferred Securities (the "Preferred Securities") of Spectrum Capital Trust I, a statutory business trust formed by the Company under the laws of the State of Delaware, and the Junior Subordinated Debentures to be issued by the Company to Spectrum Capital Trust I in connection with the sale of the Preferred Securities.

This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this letter should be read in conjunction therewith.

This opinion letter relates to the material federal income tax consequences of the purchase and ownership of the Preferred Securities by investors. All capitalized terms used in this opinion letter and not otherwise defined herein are used as described in the Registration Statement. The consequences described herein are not applicable to investors who may be subject to special tax treatment, such as banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, non-United States Persons or persons that will hold the Preferred Securities as part of a position in a "straddle" or as part of a "hedging" or other integrated transaction or persons whose functional currency is not United States dollars, or the consequences to shareholders, partners, or beneficiaries of

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Spectrum Bancorporation, Inc.
Spectrum Capital Trust I
__________ , 1999
Page -2-

a holder. In addition, this opinion does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign government that may be applicable to an investor.

We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below. In our examination of such material, we have relied upon the current and continued accuracy of the factual matters we have considered, and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies of documents submitted to us. In addition, we also have assumed that the transactions related to the issuance of the Junior Subordinated Debentures and the Preferred Securities will be consummated in accordance with the terms and forms of the documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, Spectrum Capital Trust I and others. Should any of the above facts, circumstances, or assumptions be subsequently determined incorrect or inaccurate, our conclusions may vary from those set forth below and such variance could be material.

Based on the foregoing, and assuming that Spectrum Capital Trust I was formed and will be maintained in compliance with the terms of the Trust Agreement it is our opinion that:

     (1) Spectrum Capital Trust I will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes, and as a result, each beneficial owner of Preferred Securities will be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

     (2) Stated interest on the Junior Subordinated Debentures generally will be included in income by a Securityholder at the time such interest income is paid or accrued in accordance with the Securityholder's regular method of tax accounting.

     (3) Gain or loss generally will be recognized by a Securityholder on a sale of Preferred Securities (including a redemption for cash) in an amount equal to the difference between the amount realized (which for this purpose, will exclude amounts attributable to accrued interest or original issue discount not previously included in income) and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by the Securityholder on Preferred Securities will generally be taxable as capital gain or loss. Amounts attributable to accrued interest will be taxable as ordinary income. However, there is conflicting authority regarding the need for inclusion of interest income (and the corresponding exclusion of such interest from the


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Spectrum Bancorporation, Inc.
Spectrum Capital Trust I
__________ , 1999
Page -3-

     amount realized) for a cash basis Securityholder if the Preferred Securities are sold for less than their principal amount.

     (4) The summary contained in the portion of the Registration Statement titled "Material Federal Income Tax Consequences" accurately describes material United States federal income tax consequences that may be relevant to the purchase and ownership of the Preferred Securities.

This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. All of the above are subject to change or modification, possibly retroactively, by subsequent legislative, regulatory, administrative or judicial decisions which could adversely affect our opinions. Consequently, future changes in the law, or administrative or judicial interpretations thereof, may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

Other than the specific tax opinions set forth in this letter, no other opinion is rendered by us with respect to the tax treatment of the proposed issuance and sale of the Junior Subordinated Debentures or the Preferred Securities, including, but not limited to, the tax treatment of the proposed transactions under other provisions of the Code and the regulations, the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transactions that are not specifically covered by the above opinions, or the tax treatment of the proposed transactions under state, local, foreign or any other tax laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the use of our name in the Registration Statement under the captions "Material Federal Income Tax Consequences" and "Legal Matters."

                                   Respectfully Submitted,



                                   BAIRD, HOLM, McEACHEN,
                                   PEDERSEN, HAMANN & STRASHEIM